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                                                                 EXHIBIT (g)(ii)

                        AMENDMENT TO CUSTODIAN CONTRACT

        This Amendment to the Custodian Contract is made as of February 2, 1999 by and between W.P. Stewart & Co. Growth Fund, Inc. (the "Fund") and State Street Bank and Trust Company (the "Custodian").

        WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated as of January 11, 1994 (as amended and in effect from time to time, the "Contract"); and

        WHEREAS, the Fund and the Custodian desire to amend certain provisions of the Contract pertaining to proper authorization for payment of Fund expenses.

        NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth hereinafter and in the Contract, the parties hereby agree to amend the Contract, pursuant to the terms thereof, as follows:

I. Paragraph (4) of Section 2.8 is hereby amended and restated in its entirety as follows:

                For the payment of any expense or liability incurred by the Fund, including but not limited to the following payments for the account of the Fund: interest, taxes, management, accounting, transfer agent and legal fees, and operating expenses of the Fund whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses, but only upon receipt of written Proper Instructions signed by at least two persons as the Board of Directors of the Fund shall have from time to time authorized. Oral instructions will not be considered "Proper Instructions" for purposes of this paragraph (4).

II. The first sentence of Section 2.17 is hereby amended and restated in its entirety as follows:

                Except as set forth in Section 2.8(4), Proper Instructions as used throughout this Article 2 means a writing signed or initialled by one or more person or persons as the Board of Directors shall have from time to time authorized.

III. Except as specifically superseded or modified herein, the terms and provisions of the Contract shall continue to apply with full force and effect.
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        IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

WITNESSED BY:                           STATE STREET BANK AND TRUST
                                        COMPANY


/s/ Marc L. Parsons                     By /s/ Ronald E. Logue
------------------------------            ------------------------------
    Marc L. Parsons                            Ronald E. Logue
    Associate Counsel                          Executive Vice President



WITNESSED BY:                           W.P. STEWART & CO. GROWTH FUND, INC.


/s/ Hanna Shen                          By /s/ Marilyn G. Breslow
------------------------------            ------------------------------
Name: Hanna Shen                        Name: Marilyn G. Breslow
Title:                                  Title: President